Filed Pursuant to Rule 433
Dated August 14, 2006
Registration Statement No. 333-136056

American General Finance Corporation
Medium-Term Notes, Series J

Due Nine Months or More From Date of Issue

Fixed Rate Notes Due 2011

Floating Rate Notes Due 2011

5.625% Medium-Term Notes, Series J, Due August 17, 2011

Issuer:	American General Finance Corporation
Issue of Securities:	5.625% Medium-Term Notes, Series J, due August 17, 2011
Specified Currency:	U.S. Dollars
Principal Amount:	$350,000,000
Interest Rate:	5.625%
Interest Payment Dates:	Semi-annually on every February 17th and August 17th, commencing February 17, 2007
Spread to Treasury:	+ 78 bp
Stated Maturity:	August 17, 2011
Public Offering Price:	99.579%
Agents’ Discount or Commission:	0.350%
Net Proceeds to Issuer:	$347,301,500
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	August 17, 2006
CUSIP:	02635PTF0
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch)
Agents:

Banc of America Securities LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

BNP Paribas Securities Corp.

BNY Capital Markets, Inc.

McDonald Investments Inc.

RBC Capital Markets Corporation

Daiwa Securities America Inc.

Greenwich Capital Markets, Inc.

Floating Rate Medium-Term Notes, Series J, Due August 17, 2011
Issuer:	American General Finance Corporation
Issue of Securities:	Floating Rate Medium-Term Notes, Series J, due August 17, 2011
Specified Currency:	U.S. Dollars
Principal Amount:	$400,000,000

Interest Rate:	3-Month USD LIBOR + 28 bps
Spread (+/-):	+28 bp
Initial Interest Rate:	To be determined on August 15, 2006
Interest Reset Dates:	Quarterly on the 17th of each February, May, August and November
Interest Payment Dates:	Quarterly on the 17th of each February, May, August and November, commencing November 17, 2006
Stated Maturity:	August 17, 2011
Public Offering Price:	100%
Agents’ Discount or Commission:	0.350%
Net Proceeds to Issuer:	$398,600,000
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	August 17, 2006
CUSIP:	02635PTE3
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch)
Agents:

Banc of America Securities LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

BNP Paribas Securities Corp.

BNY Capital Markets, Inc.

McDonald Investments Inc.

RBC Capital Markets Corporation

Daiwa Securities America Inc.

Greenwich Capital Markets, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

Prospectus Supplement, dated August 14, 2006, and Prospectus, dated July 26, 2006